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                                                                    EXHIBIT 99.1



Contact: Hollis Rafkin-Sax
         Edelman Financial
         212-704-4559
         Hollis Rafkin-Sax@Edelman.com
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         Michael O'Connor
         TravelCenters of America
         440-808-3049
         O'Connor.Michael@tatravelcenters.com
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          OAK HILL CAPITAL PARTNERS TO ACQUIRE TRAVELCENTERS OF AMERICA

New York -- June 1, 2000 -- Oak Hill Capital Partners, L.P., a private equity investment group founded by Robert M. Bass, today announced that it has signed a definitive agreement to acquire TravelCenters of America (TA) for approximately $731 million. TA is the largest owner and operator of full-service travel centers in the United States, with 160 network sites in 40 states. The Westlake, Ohio-based company has 13,500 employees and is presently owned by a group of institutional investors led by The Clipper Group as well as TA management and Freightliner Corporation. Both the TA management team and Freightliner Corporation will continue to hold a significant equity position. The transaction is expected to close in the third quarter pending customary regulatory approvals.

Steven B. Gruber, Managing Partner of Oak Hill Capital Partners, L.P., said, "We are very excited to be partnering with management and Freightliner in the acquisition of TA. TA is at the forefront of its industry, offering an extensive array on non-fuel products and services for the large trucking fleets and their drivers. Through its consolidation activities over the last five years, TA has developed the leading network of travel centers in the country. We look forward to working with Ed Kuhn and his team to continue this long-term growth strategy."


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"With Oak Hill Capital Partners fully committed to TA's key strategic plan of network growth and industry leadership, we are confident that our expansion and market positioning activities will continue to benefit all of our stakeholders," said TravelCenters of America CEO and President, Ed Kuhn. "We have crafted a long-term strategy for sustained growth and profitability that requires a high-level of investment as well as a shared vision of TA's future by our equity partners. As we dramatically add travel centers to our existing nationwide network over the next five years, and continue to invest in technology and our employees, we will be firmly positioned to better serve all highway travelers," added Kuhn.

Jim Hebe, President and CEO of Freightliner Corporation said, "Last year we made a strategic investment in TravelCenters of America to cement our operating relationship and we will continue to hold that investment in partnership with Oak Hill Capital Partners. TA is the industry leader with great upside potential for expanding both its customer base and market share and we wish to participate in TA's growth."

TravelCenters of America is the largest owner, operator and franchiser of full-service travel centers in the United States. TA supplies diesel fuel to each of the twenty-five largest trucking fleets in the nation. TA facilities typically include diesel fuel and gasoline operations, parking for trucks and cars, a full service restaurant, fast food court, convenience store, a multi-bay truck maintenance and repair shop, showers and restrooms. TA is headquartered in Westlake, Ohio, a Cleveland suburb and had total revenues in 1999 of $1.5 billion.

Oak Hill Capital makes significant investments through acquisitions, build-ups, recapitalizations, restructurings, strategic joint ventures and the purchase of minority


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stakes across a wide range of industries. Investments to date include: the formation of MeriStar Investment Partners, L.P.; a significant minority stake in American Skiing Company; a strategic investment in Cincinnati Bell, Inc., now Broadwing, Inc.; the acquisition of Caribbean Restaurants Inc., the pending acquisition of GATX Logistics; and significant investments in newly formed Wide Open West Holdings, L.L.C., and Financial Engines, Inc.


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